UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




   Date of Report (Date of earliest event reported)      January 4, 1999
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                                MBNA Corporation
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              (Exact name of registrant as specified in its charter)



           Maryland                    1-10683             52-1713008
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   (State or other jurisdiction     (Commission       (I.R.S. Employer
        of incorporation)           File Number)       Identification No.)



             Wilmington, Delaware                              19884
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   (Address of principal executive offices)                   (Zip Code)


   Registrant's telephone number, including area code     (800) 362-6255
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       (Former name or former address, if changed since last report.)

Item 5.  Other Events

MBNA Corporation announced on January 4, 1999 that net income for the fourth quarter of 1998 rose to $238.3 million or $.30 per common share, an increase of 30.4%, compared with $188.3 million or $.23 per common share for the fourth quarter of 1997. For the full year, net income rose to $776.3 million or $.97 per common share, compared with $622.5 million or $.76 per common share for 1997. MBNA has produced earnings increases averaging 25% in every one of the thirty-two quarters since it became a public company.

In addition, MBNA's Board of Directors has approved an increase of 16.7% in the quarterly dividend rate to $.07 per common share, which will increase the annual rate to $.28. MBNA has increased the dividend every year since it became a public company. The cash dividend is payable April 1, 1999 to stockholders of record as of March 16, 1999.

Total managed loans at December 31, 1998 were $59.6 billion, a $3.4 billion increase over third quarter 1998 and a $10.3 billion increase over year-end 1997. For the year, the Corporation acquired 475 new endorsements from organizations and added 11.3 million new Customers (9.3 million new accounts). The characteristics of new cardholders are consistent with the superior quality of the Corporation's existing cardholders.

The managed net interest margin for the year was 7.47%. Delinquency on total managed loans was 4.62% at December 31, 1998. Managed loan losses for 1998 were 4.31%. Loan losses continue to be significantly lower than published industry levels.

During the fourth quarter, MBNA signed a letter of intent with American International Group, Inc. (AIG) to underwrite automobile, homeowners, and personal umbrella insurance products for MBNA Customers. MBNA and AIG expect to begin marketing AIG automobile insurance to MBNA Customers nationwide in the first quarter and will explore the possibility of offering many insurance products in the future. Through MBNA's insurance agency, MBNA Insurance Services, the Corporation currently provides a variety of credit, property and casualty, and life and health insurance products to more than 1 million Customers.

The Corporation has also agreed to acquire the credit card business of PNC Bank, N.A., including PNC National Bank, Wilmington, Del., which specialized in issuing credit cards for PNC. The purchase, announced in December, includes outstanding credit card receivables of about $2.9 billion. MBNA has entered into long-term agreements with PNC Bank, N.A., and AAA to market credit card products to the 3.3 million households served by PNC and the 36 million members of AAA. The transaction is expected to close in the first quarter of 1999, subject to regulatory approvals. During the fourth quarter of 1998, MBNA also acquired credit card portfolios from Union Planters Corporation, Household Card Services, Inc., and European American Bank. As with all acquisitions, these portfolios will be managed from existing MBNA locations.
MBNA Corporation, a bank holding company and parent of MBNA America Bank, N.A., a national bank, has $59.6 billion in managed loans. MBNA, the largest independent credit card lender in the world, also provides retail deposit, consumer loan, and insurance products.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.








                                                        MBNA CORPORATION


Date:  January 4, 1999                          By: /s/ M. Scot Kaufman
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                                                        M. Scot Kaufman
                                                    Executive Vice President
                                                   and Chief Financial Officer